Exhibit 99.1

Antero Resources and Antero Midstream Announce Co-Founder Paul M. Rady to Transition to Chairman Emeritus

Denver, Colorado, August 14, 2025—Antero Resources Corporation (NYSE: AR) (“Antero Resources”) and Antero Midstream Corporation (NYSE: AM) (“Antero Midstream”) announced that, effective today, Co-Founder Paul M. Rady will transition from his roles as Chief Executive Officer and President and member and Chairman of the Boards of Directors of Antero Resources and Antero Midstream to Chairman Emeritus of each company.

The Boards of Directors were unanimous in their praise of Mr. Rady, citing his confident and engaged leadership, deep commitment to the oil and gas industry, and his philanthropic pursuits and selfless giving to a variety of causes, including education, medicine, culture and land conservation.

“Paul has been a visionary leader in the energy industry for decades,” said Benjamin A. Hardesty, Lead Independent Director of Antero Resources. “He has driven substantial shareholder value at the Antero family of companies, which have a combined enterprise value of approximately $24.0 billion. Under Paul’s leadership, Antero has become the most capital efficient developer in the Appalachian Basin while maintaining an outstanding safety and environmental record.”

“While Paul is known for being a shale pioneer and for his leadership of multiple public companies, his support of the communities in which members of the Antero family live and work has been unwavering,” said David H. Keyte, Lead Independent Director of Antero Midstream. “Paul’s generosity towards Western Colorado University, University of Colorado Anschutz Medical Campus, University of Colorado Boulder and countless other organizations will have a lasting impact in the states of Colorado and West Virginia.”

Mr. Rady began his career with Amoco Corporation, where he spent 10 years as a geologist focused on the Rockies and Mid-Continent. In 1990, Mr. Rady was recruited to be Chief Geologist at Barrett Resources Corp., where he eventually rose to Chief Executive Officer. Mr. Rady served as President, Chief Executive Officer and Chairman of Pennaco Energy from 1998 until its sale to Marathon Oil. Mr. Rady co-founded and served as Chief Executive Officer and Chairman of the Board of Antero’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy. Mr. Rady co-founded Antero and has served as Chairman of the Board and Chief Executive Officer of Antero Resources and Antero Midstream since their inceptions.

Antero Resources entered the Appalachia Basin in 2008 and drilled its first wells in 2009. In 2013, Antero Resources completed the largest initial public offering of an independent exploration and production company. Antero Resources now holds approximately 526,000 net acres in the Appalachian Basin, had estimated proved reserves of 17.9 Tcfe at year-end 2024, produced more than 3.4 Bcfe/d during the three months ended June 30, 2025, making it the fifth largest producer of natural gas and NGLs in the U.S., and has a current enterprise value of approximately $12.0 billion.

Antero Midstream was formed by Antero Resources in 2012 to own, operate and develop midstream energy infrastructure primarily to service Antero Resources in the Appalachian Basin. In 2014, Antero Midstream completed what was then the lowest-yielding and largest initial public offering of a master limited partnership. At year-end 2024, Antero Midstream had 413 miles of low pressure gathering pipeline, 295 miles of high pressure gathering pipeline and compression capacity of 4.6 Bcf/d. In 2024, approximately 14.4 million miles of truck traffic were eliminated by using Antero Midstream’s first-in-basin water delivery system, which consists of 233 miles of buried water pipeline and 163 miles of surface water pipeline, making it one of the largest fresh water pipeline and impoundment networks in the country. Today, Antero Midstream has the most comprehensive liquids midstream system in Appalachia and a current enterprise value of approximately $12.0 billion.

“It has truly been an honor to lead Antero Resources and Antero Midstream,” said Mr. Rady. “I want to thank our employees for their exceptional effort and dedication, without which Antero could not have experienced the tremendous success that it has. I am proud of the organizations we have created, and I am confident the companies will continue to prosper under Mike Kennedy’s leadership. I also want to thank our shareholders for their trust in me over all these years, for which I am extremely grateful.” Mr. Rady continued, “I believe the Antero family of companies are the best-positioned operators in the Appalachian Basin on a go-forward basis. I am looking forward to my new role as Chairman Emeritus and spending more time focusing on my family, health and philanthropy.”

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources’ properties. For more information, contact Dan Katzenberg, Director—Finance & Investor Relations at Antero Resources, at (303) 357-7219 or dkatzenberg@anteroresources.com or Justin Agnew, Chief Financial Officer and Vice President—Finance & Investor Relations at Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.